Exhibit 14.01

Code of Ethics for the Director of Finance and the department and team managers of the Finance division of Kabel Deutschland Group

It is the policy of Kabel Deutschland GmbH and the Kabel Deutschland Group (the “Group”) to conduct its business and corporate activities in accordance with the principles of ethical and responsible leadership.

At KDG Group, the Director of Finance, the department and team managers of the Finance division (each, an “Officer”; collectively, the “Officers”) bear special responsibility for ensuring that the interests of the Group’s shareholders, employees and customers are protected and promoted by ethical and honest management practices.

This Code of Ethics (the “Code”) has been adopted by the Group for the Officers in order to promote honesty, integrity, transparency and ethical conduct by those persons in their performance of their management responsibilities.

The enforcement of the Code shall be, within the framework of applicable law and corporate policy, the responsibility of the Supervisory Board of Kabel Deutschland GmbH and the Advisory Board of Kabel Deutschland Verwaltungs GmbH. Subject to this framework the Supervisory Board may request the assistance of the Managing Directors and officials of the Group, such as the Director of Finance, the Director of Internal Audit or the Director of Law and Regulation in carrying out this responsibility.

In addition to the Code, the Officers are subject to, and shall comply with, all other applicable compliance codes and policies of the company.

1.            Honest and Ethical Conduct

1.1           The Group is committed to the highest standards of ethical business conduct. The Officers must engage in honest and ethical conduct at all times and in all respects in discharging the duties of their respective offices.

1.2           The Officers must exercise high standards of conduct in their dealings with the Group’s employees, its investors, customers, suppliers, and with the governmental officials and agencies of all jurisdictions in which the Group operates.

1.3           Each Officer must avoid situations in which his or her personal interests could conflict with, or even appear to conflict with, the interests of the Group. All conflicts of interest of an Officer, whether actual or apparent, must be addressed in a manner that complies with the ethical requirements of this Code. A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Group. A conflict of interest also exists in any situation where the gain, or potential gain, from information attained through employment with the Group is used for personal benefit and/or to the detriment of the Group. Conflicts of interest may also arise when a member of an Officer’s family receives improper personal benefits as a result of the Officer’s position in the Group, regardless whether such benefits are received directly from the Group or indirectly from a third party. Additional employment activities must not interfere with the interests of the Group.

1.4           All conflicts or potential conflicts of interest should immediately be reported to the Supervisory Board.

2.            Disclosure of Information

2.1           Each Officer shall be responsible for providing and requiring full, fair, accurate, understandable and timely disclosure of information in documents and reports the Group files with, or submits to, governmental and regulatory agencies (including the U.S. Securities Exchange Commission) or otherwise communicates to the public at large. All such information provided by each Officer shall be promptly provided and must be accurate, complete and in compliance with all applicable legal requirements of all jurisdictions in which the Group operates.

2.2           The Officers shall also ensure that the Group will establish and maintain legally and operationally adequate internal accounting and disclosure controls. The Officers shall assess the adequacy of such controls on an ongoing basis and implement any changes in the controls that may be necessary.

3.            Compliance with Law

3.1           The Officers shall cause the Group to respect and comply with all applicable laws, rules and regulations of all jurisdictions in which the Group conducts business, including the standards relating to accounting and auditing matters. This duty of legal compliance includes the observance of all laws, rules and regulations applicable to personal trading in the Group’s securities by the Officers, and the use by the Officers of material, non-public information relating to the Group. Each Officer shall also give his or her personal support to the Group’s policy of fully and accurately recording and reporting all financial information as required by applicable accounting regulations.

3.2           The Officers shall be responsible for causing the Group to establish, maintain and periodically assess adequate procedures for the detection and reporting of any deviation in practice from the Group’s policy of full compliance with all applicable accounting regulations.

3.3           This Code of Ethics does not, and is not intended to, summarize all laws, rules and regulations applicable to the Group, its employees, officers and directors. It is the responsibility of each Officer to adhere to all applicable requirements and prohibitions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

4.            lnternal Reporting

lf any Officer is concerned that an act or omission of an Officer, or of any person acting at the direction of an Officer, may constitute a violation of this Code, then such Officer should promptly inform the Supervisory Board of the Group of such concern. Failure to do so shall constitute a violation of this Code.

5.            Fair Competition

The Group is committed to promoting fair and open competition in the market. The Officers are not allowed to engage in unlawful and/or criminally relevant practices.

6.            Insider Trading

Officers having inside information about the Group or any other company with which the group is considering a strategic alliance or an acquisition, disinvestment or merger, may not sell, purchase or otherwise trade in stock, derivatives or other securities of the Group, or disclose such information to another person. Inside information is defined as information which an investor would consider important in deciding whether to buy or sell stock or securities. It includes, for example, confidential information about plans to acquire another company, strategic alliances, financial results, product discoveries or changes in capital structure or important agreements. Public information or public data is not inside information.

7.            Money Laundering

No officer, either alone or in collaboration with third parties, may take measures that violate domestic or foreign regulations on money laundering. “Money laundering”, as defined in these regulations, means in particular the introduction - e.g., by conversion or transfer - into the regular economic cycle of money or other assets originating directly or indirectly from a criminal offence.

8.            Dealing with donations

Officers shall avoid the receipt of any money, non-nominal gifts or excessive entertainment from any company with which the Group has current or prospective business dealings. Officers shall avoid selling anything to or buying anything from the Group, except on the same terms and conditions as every employee is permitted to purchase or sell.

9.            Safeguarding company assets

All Officers are required to handle property of the Group in a responsible manner. Property of the Group also includes communications facilities and intangible assets such as know-how and industrial property rights. Confidential information of the company must always be kept secret and protected against unauthorized access by third parties. This also applies to confidential information disclosed to the Group by third parties.

10.          Accountability for Compliance

Each of the Officers shall be personally accountable for compliance with this Code. The Supervisory Board of the Group shall be responsible for the investigation of all alleged violations of this Code. In the event a violation of the Code is established, appropriate sanctions will be imposed by, or on behalf of, the Supervisory Board in accordance with applicable law and with applicable Group guidelines and policy, which may include sanctions and disciplinary measures including discharge from the Group. Violations of this Code may also constitute or result in violations of law and may ensue civil or criminal penalties for the Officers, their supervisors and the Group,

11.          Amendment, Modification and Waiver

This Code may be amended, modified or waived in writing from time to time, and all such amendments, modifications or waivers, both express and implied, shall be subject to the disclosure requirements of all applicable laws, rules and regulations.